Exhibit 99.1

Brookline Bancorp Announces 2009 First Quarter Earnings and Dividend Declaration

BROOKLINE, Mass.--(BUSINESS WIRE)--April 16, 2009--Brookline Bancorp, Inc. (the “Company”) (NASDAQ:BRKL) announced today its earnings for the 2009 first quarter and approval by its Board of Directors of a regular quarterly dividend of $0.085 per share payable May 15, 2009 to stockholders of record on April 30, 2009.

The Company earned $3,444,000, or $0.06 per share on a basic and diluted basis, for the quarter ended March 31, 2009 compared to $2,694,000, or $0.05 per share on a basic and diluted basis, for the quarter ended March 31, 2008. The increase in net income was due primarily to improvement in net interest income and a reduction in impairment loss on securities offset in part by elimination of dividend income on Federal Home Loan Bank of Boston (“FHLB”) stock, a higher provision for credit losses, an increase in non-interest expenses and a higher effective rate of income taxes.

Net interest income was 11.3% higher in the 2009 first quarter compared to the 2008 first quarter due to improvement in interest rate spread and a $205 million (8.8%) growth in the average balance of interest-earning assets, most of which was in the loan portfolio. Interest rate spread increased to 2.38% in the 2009 first quarter from 2.02% in the 2008 first quarter, but declined from 2.57% in the 2008 fourth quarter. Net interest margin improved to 3.00% in the 2009 first quarter from 2.96% in the 2008 first quarter, but declined from 3.22% in the 2008 fourth quarter.

Interest rate spread and net interest margin are greatly influenced by the rate setting actions of the Federal Reserve and rates offered for loans and deposits by competitors. The overnight rate of federal fund borrowings was lowered seven times from 4.25% at the end of 2007 to 2.00% on April 30, 2008, 1.00% on October 29, 2008 and to a target range between zero and 0.25% on December 16, 2008. The last change was the first time in fifty years that the rate was lower than 1.00%. The rate reductions had an immediate negative effect on the yield of the Company’s assets adjustable to market rates and those assets that replaced maturing or refinanced assets. The impact on rates paid for certificates of deposit and borrowed funds was less rapid as many of those liabilities matured later on. Interest rate spread and net interest margin are expected to improve in the coming quarters as those liabilities are rolled over at lower rates of interest.

As a member of the FHLB, the Company is obliged to own stock in the FHLB based on its level of borrowings from the FHLB. At March 31, 2009, the Company owned $36.0 million of FHLB stock. Due to reported losses, the FHLB ceased the payment of dividends on its stock in the 2009 first quarter. In the 2008 first quarter, the Company had received $405,000 in dividends on its FHLB stock. Based on announcements by the FHLB, no dividend income is expected to be received for the remainder of 2009.

Also affecting interest rate spread and net interest margin was foregone interest income of approximately $192,000 in the 2009 first quarter resulting from a $24.5 million reduction in the average balance of stockholders’ equity between the 2009 and 2008 first quarter. The reduction resulted primarily from payment of semi-annual extra dividends.

Impairment losses on securities recognized in the 2009 and 2008 first quarters were $726,000 ($472,000 after taxes) and $1,249,000 ($801,000 after taxes), respectively. The losses resulted from write-downs in the carrying value of perpetual preferred stock issued by the Federal National Mortgage Association (“FNMA”) and Merrill Lynch & Co., Inc. and a trust preferred security owned by the Company. After the write-downs, the aggregate carrying value of these securities was $547,000 at March 31, 2009.

The provision for credit losses was $2,801,000 in the 2009 first quarter compared to $2,114,000 in the 2008 first quarter. The provision is comprised of amounts relating to the indirect automobile (“auto”) portfolio, equipment finance and small business loans originated by a subsidiary (“Eastern”), and the remainder of the Company’s loan portfolio and unfunded commitments.

The auto loan portfolio amounted to $580.1 million at March 31, 2009 compared to $597.2 million at December 31, 2008 and $591.1 million at March 31, 2008. The decline in the 2009 first quarter resulted from lower loan originations as the auto industry experienced a significant decline in sales. As a result of tightened underwriting, originations to borrowers with credit scores below 660 declined from 11.8% of total loan originations in 2007 to 5.1% in 2008 and 2.8% in the 2009 first quarter. The weighted average credit score of loans originated in those periods improved from 728 to 751 and 760, respectively. Auto loans delinquent over 30 days declined from $13.1 million, or 2.20% of loans outstanding at December 31, 2008 to $8.4 million (1.45%) at March 31, 2009.

Auto loan net charge-offs increased from $1,371,000 (or 0.93% of average loans outstanding on an annualized basis) in the 2008 first quarter to $1,868,000 (1.27%) in the 2009 first quarter. The rate of increase was more modest in comparison to the $1,863,000 (1.24%) of net charge-offs in the 2008 fourth quarter. The provision for auto loan losses was $2,100,000 in the 2009 first quarter and $1,546,000 in the 2008 first quarter. The allowance for auto loan losses increased from $7,937,000, or 1.33% of loans outstanding, at December 31, 2008 to $8,169,000 (1.41%) at March 31, 2009.

The provision for Eastern loan losses was $351,000 in the 2009 first quarter compared to $268,000 in the 2008 first quarter. Net charge-offs in those periods were $287,000 and $220,000, respectively. The annualized rate of net charge-offs equaled 0.77% in the 2009 first quarter compared to 0.70% for the year 2008 and 0.82% for the year 2007. Eastern loans delinquent over 30 days increased from $2,929,000 (1.99% of loans outstanding) at December 31, 2008 to $3,286,000 (2.19%) at March 31, 2009. The total of Eastern loans on watch, restructured loans and non-accrual loans rose from $8,213,000 at December 31, 2008 to $8,261,000 at March 31, 2009. The allowance for Eastern loan losses at March 31, 2009 was $2,641,000, or 1.76% of loans outstanding at that date.

The remainder of the Company’s loan portfolio at March 31, 2009 was comprised primarily of residential mortgage loans ($354 million), multi-family mortgage loans ($400 million), commercial real estate mortgage loans ($477 million), commercial loans ($181 million) and construction loans ($36 million), less unadvanced funds on those loans of $118 million. These parts of the portfolio grew $33.9 million in the 2009 first quarter. Loans on non-accrual amounted to $3,479,000 at March 31, 2009 compared to $2,950,000 at December 31, 2008 and other loans on watch were $13.6 million and $10.1 million at those respective dates.

The provision for loan losses related to the portfolio addressed in the preceding paragraph was $350,000 in the 2009 first quarter and $300,000 in the 2008 first quarter. The provisions were due to loan growth as no mortgage loans or commercial loans were charged off in those periods.

Non-interest expense in the 2009 first quarter was $417,000 (4.0%) higher than in the 2008 first quarter. The increase resulted primarily from the addition of a new branch, the hiring of additional personnel in the retail area, higher FDIC insurance ($392,000), expenses relating to addressing compliance matters outlined in a regulatory Order and higher expenses related to auto repossessions and loan collections. Partially offsetting increased expenses was a $540,000 reduction in the expense for restricted stock awards and dividends on unvested stock and a reduction in core deposit intangible amortization expense.

The effective income tax rate rose from 38.9% in the 2008 first quarter to 40.7% in the 2009 first quarter due primarily to a lower level of income emanating from the investment security subsidiaries of the Company. Such income is subject to a lower rate of state income tax than that imposed on bank earnings.

As part of its deliberation in approving the regular quarterly dividend of $0.085 per share, the Board of Directors decided that it would discontinue payments of semi-annual dividends of $0.20 per share, the next payment of which would have been scheduled to occur in August 2009. Since August 2003, the Company returned excess capital to stockholders of over $143 million through payment of semi-annual dividends which equaled $2.40 per share in the aggregate. The Board concluded that stockholders would be better served by preservation of capital to support growth of the Company and to take advantage of other opportunities that might arise during this period of economic uncertainty. At March 31, 2009, the tangible capital equity ratio of the Company was 16.96%.

The above text contains statements about future events that constitute forward-looking statements. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands except share data)

	March 31,	December 31,	March 31,
	2009	2008	2008
ASSETS
Cash and due from banks	$16,696	$22,270	$16,976
Short-term investments	75,571	99,082	78,925
Securities available for sale	316,268	292,339	340,273
Securities held to maturity (market value of $171, $171 and $191, respectively)	159	161	180
Restricted equity securities	36,335	36,335	28,365
Loans	2,124,251	2,105,551	1,931,323
Allowance for loan losses	(28,943)	(28,296)	(24,941)
Net loans	2,095,308	2,077,255	1,906,382
Accrued interest receivable	8,471	8,835	9,218
Bank premises and equipment, net	10,189	10,218	9,154
Deferred tax asset	12,995	13,328	10,133
Prepaid income taxes	-	193	552
Goodwill	43,241	43,241	43,241
Identified intangible assets, net of accumulated amortization of $8,741, $8,369 and $7,056, respectively	4,211	4,583	5,896
Other assets	4,469	5,165	5,045
Total assets	$2,623,913	$2,613,005	$2,454,340

LIABILITIES AND EQUITY
Retail deposits	$1,436,352	$1,327,844	$1,311,245
Brokered deposits	26,381	26,381	67,904
Borrowed funds	648,775	737,418	540,134
Mortgagors’ escrow accounts	6,014	5,655	5,437
Income taxes payable	317	-	-
Accrued expenses and other liabilities	19,895	20,040	20,237
Total liabilities.	2,137,734	2,117,338	1,944,957
Equity:
Brookline Bancorp, Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized; 64,280,809 shares, 63,746,942 shares and 63,584,403 shares issued, respectively	643	637	636
Additional paid-in capital	522,114	518,712	515,826
Retained earnings, partially restricted	24,634	38,092	54,701
Accumulated other comprehensive income	1,806	1,385	1,974
Treasury stock, at cost - 5,373,733 shares	(62,107)	(62,107)	(62,107)
Unallocated common stock held by ESOP - 510,221 shares, 522,761 shares and 561,921 shares, respectively	(2,781)	(2,850)	(3,064)
Total Brookline Bancorp, Inc. stockholders’ equity.	484,309	493,869	507,966
Non-controlling interest in subsidiary	1,870	1,798	1,417
Total equity	486,179	495,667	509,383

Total liabilities and equity	$2,623,913	$2,613,005	$2,454,340

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income (In thousands except share data)

	Three months ended March 31,
	2009	2008
Interest income:
Loans	$31,553	$30,954
Debt securities	3,076	3,416
Short-term investments	202	1,007
Equity securities	23	474
Total interest income	34,854	35,851

Interest expense:
Retail deposits	8,580	11,512
Brokered deposits	349	911
Borrowed funds and subordinated debt	6,819	6,268
Total interest expense	15,748	18,691

Net interest income	19,106	17,160
Provision for credit losses	2,801	2,114
Net interest income after provision for credit losses	16,305	15,046

Non-interest income (loss):
Fees, charges and other income	1,018	994
Impairment loss on securities	(779)	(1,249)
Less non-credit loss on impairment of securities	(53)	-
Net impairment loss on securities	(726)	(1,249)
Total non-interest income (loss)	292	(255)

Non-interest expense:
Compensation and employee benefits	4,966	5,348
Occupancy	1,045	934
Equipment and data processing	1,750	1,698
Professional services	645	486
Insurance	504	94
Advertising and marketing	131	135
Amortization of identified intangible assets	372	438
Other	1,307	1,170
Total non-interest expense	10,720	10,303

Income before income taxes	5,877	4,488
Provision for income taxes	2,394	1,748
Net income	3,483	2,740
Less net income attributable to non-controlling interest in subsidiary	39	46
Net income attributable to Brookline Bancorp, Inc.	$3,444	$2,694

Earnings per common share attributable to Brookline Bancorp, Inc.:
Basic	$0.06	$0.05
Diluted	0.06	0.05

Weighted average common shares outstanding during the period:
Basic	57,919,412	57,488,499
Diluted	58,052,757	57,763,871

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Average Yields / Costs

	Three months ended March 31,
	2009			2008
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$100,736	202	0.81%	$111,233	$1,007	3.64%
Debt securities (2)	287,279	3,086	4.30	287,839	3,502	4.87
Equity securities (2)	37,295	33	0.35	32,236	500	6.23
Mortgage loans (3)	1,240,550	17,182	5.54	1,046,967	16,095	6.15
Commercial loans -Eastern Funding (3)	149,300	3,412	9.14	142,289	3,506	9.86
Other commercial loans (3)	116,472	1,302	4.51	105,500	1,601	6.07
Indirect automobile loans (3)	604,891	9,600	6.44	605,396	9,682	6.43
Other consumer loans (3)	3,762	56	5.95	3,669	70	7.63
Total interest-earning assets	2,540,285	34,873	5.52%	2,335,129	35,963	6.18%
Allowance for loan losses	(28,286)			(24,294)
Non-interest earning assets	108,094			99,547
Total assets	$2,620,093			$2,410,382

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$83,834	40	0.19%	$81,353	46	0.23%
Savings accounts	86,011	268	1.26	87,244	328	1.51
Money market savings accounts	315,180	1,616	2.08	220,661	1,553	2.83
Retail certificates of deposit	825,774	6,656	3.27	815,509	9,585	4.73
Total retail deposits	1,310,799	8,580	2.65	1,204,767	11,512	3.84
Brokered certificates of deposit	26,381	349	5.37	67,904	911	5.40
Total deposits	1,337,180	8,929	2.71	1,272,671	12,423	3.93
Borrowed funds	698,489	6,819	3.91	531,967	6,203	4.61
Subordinated debt	-	-	-	3,465	65	7.42
Total interest bearing liabilities	2,035,669	15,748	3.14%	1,808,103	18,691	4.16%
Non-interest-bearing demand checking accounts	67,301			62,532
Other liabilities	26,171			24,417
Total liabilities	2,129,141			1,895,052
Brookline Bancorp, Inc. stockholders’ equity	489,129			513,612
Non-controlling interest in subsidiary	1,823			1,718
Total liabilities and equity	$2,620,093			$2,410,382
Net interest income (tax equivalent basis)/interest rate spread (4)		19,125	2.38%		17,272	2.02%
Less adjustment of tax exempt income		19			112
Net interest income		19,106			$17,160
Net interest margin (5)			3.00%			2.96%

(1) Tax exempt income on equity securities and municipal bonds is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Selected Financial Ratios and Other Data

	Three months ended
	March 31,
	2009	2008

Performance Ratios (annualized):
Return on average assets	0.53%	0.45%
Return on average stockholders' equity	2.82%	2.10%
Interest rate spread	2.38%	2.02%
Net interest margin	3.00%	2.96%

Dividends paid per share during period	$0.285	$0.285
	At	At	At
	March 31,	December 31,	March 31,
	2009	2008	2008
	(dollars in thousands except per share data)
Capital Ratio:
Stockholders' equity to total assets	18.46%	18.90%	20.70%
Tangible stockholders’ equity to total assets	16.96%	17.39%	19.08%

Asset Quality:
Non-accrual loans	$6,988	$6,059	$2,502
Non-performing assets	9,206	8,195	4,743
Allowance for loan losses	28,943	28,296	24,941
Allowance for loan losses as a percent of total loans	1.36%	1.34%	1.29%
Non-performing assets as a percent of total assets	0.35%	0.31%	0.19%

Per Share Data:
Book value per share	$8.22	$8.46	$8.73
Tangible book value per share	7.42	7.64	7.88
Market value per share	9.50	10.65	11.48

CONTACT:
Brookline Bancorp, Inc.
Paul R. Bechet, 617-278-6405
Chief Financial Officer